LEONARD E. NEILSON
                                 ATTORNEY AT LAW
                            8160 South Highland Drive
                                    Suite 209
                                Sandy, Utah 84093
Phone:  (801) 733-0800                                      Fax:  (801) 733-0808

                                  July 31, 2001



Videolocity International, Inc.
358 South 700 East
Suite B604
Salt Lake City, Utah 84102

         Re:   Form S-8 Registration Statement
               Videolocity, Inc. Amended and Restated 2000 Stock Incentive Plan S.E.C. File No. 33-2310-D

To the Board of Directors:

         I have acted as counsel to Videolocity International, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), of the Company's registration statement on Form S-8 (the "Registration Statement") relating to the registration under the 1933 Act of shares of the Company's common stock, par value $.001 ("Common Stock") which may be issued pursuant to the Videolocity, Inc. Amended and Restated 2000 Stock Incentive Plan (the "Plan"). Videolocity, Inc. is a subsidiary of the Company.

         In rendering this opinion, I have examined the Registration Statement as well as a copy of the Company's Articles of Incorporation and all amendments thereto, By-Laws, minutes of corporate proceedings, and other corporate documents with respect to the issuance of the Common Stock. I have been furnished with originals, or copies certified to my satisfaction, of all such corporate or other records of the Company (the "Corporate Records") and I have made such other legal and factual examinations and inquiries as I have considered necessary as a basis for the opinions expressed herein. In the examination of the Corporate Records, I have presumed the authenticity of all signatures which existed on the Corporate Records and have presumed the veracity and regularity of all Corporate Records. I have also reviewed such statutes and judicial precedents as deemed relevant and necessary as a basis for the opinion hereinafter expressed.

         As to the  question of fact  material to this  opinion  letter,  I have relied upon the representations and warranties, certificates of and conversations and correspondences with, officers and representatives of the Company. Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

         2. The shares of Common Stock subject to the Registration Statement have been legally and validly authorized under the Articles of Incorporation and, when issued and sold in accordance with the terms of the Plan and the manner contemplated by the Registration Statement, will be duly and validly issued and outstanding, fully paid and nonassessable.

         This opinion is limited to the laws of the State of Nevada and the Nevada Revised Statutes and no opinion is expressed with respect to the laws of any other jurisdiction.

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         I further  consent to you filing this opinion with the Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without the prior written consent of the undersigned. This opinion is based on my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matter which comes to my attention hereafter.

                                           Yours truly,


                                           By: /S/ Leonard E. Neilson
                                           --------------------------
                                                   Leonard E. Neilson

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